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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                   ----------

                                    FORM T-1

                            STATEMENT OF ELIGIBILITY
                    UNDER THE TRUST INDENTURE ACT OF 1939 OF
                   A CORPORATION DESIGNATED TO ACT AS TRUSTEE

                                   ----------

               CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF
                    A TRUSTEE PURSUANT TO SECTION 305(b)(2) [X]

                                   ----------

                J. P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION
               (Exact name of trustee as specified in its charter)

                                                        95-4655078
      A national banking association       (I.R.S. employer identification No.)

         101 California Street, Floor 38
             San Francisco, California                    94111
     (Address of principal executive offices)           (Zip Code)

                                Thomas F. Godfrey
                  Vice President and Assistant General Counsel
                               JPMorgan Chase Bank
                       1 Chase Manhattan Plaza, 25th Floor
                            New York, New York 10081
                                 (212) 552-2192
            (Name, address and telephone number of agent for service)

                                   ----------

                       AMERICAN EXPRESS CREDIT CORPORATION
               (Exact name of obligor as specified in its charter)

           Delaware                                               11-1988350
(State or other jurisdiction of                                (I.R.S. employer
 incorporation or organization)                              identification No.)

        One Christiana Centre
       301 North Walnut Street
         Wilmington, Delaware                                         19801-2919
(Address of principal executive offices)                              (Zip Code)

                                 DEBT SECURITIES
                       (Title of the indenture securities)

                                   ----------

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Item 1. General Information.

          Furnish the following information as to the trustee:

     (a) Name and address of each examining or supervising authority to which it is subject.

          Comptroller of the Currency, Washington, D.C. Board of Governors of the Federal Reserve System, Washington, D.C.

     (b)  Whether it is authorized to exercise corporate trust powers.

          Yes.

Item 2. Affiliations with Obligor.

     If the Obligor is an affiliate of the trustee, describe each such affiliation.

     None.

No responses are included for Items 3-15 of this Form T-1 because the Obligor is not in default as provided under Item 13.

Item 16. List of Exhibits.

     List below all exhibits filed as part of this statement of eligibility.

     Exhibit 1. Articles of Association of the Trustee as Now in Effect (see
                Exhibit 1 to Form T-1 filed in connection with Form 8K of the Southern California Water Company filing, dated December 7, 2001 (Commission File No. 000-01121), which is incorporated by reference).

     Exhibit 2. Certificate of Authority of the Trustee to Commence Business
                (see Exhibit 2 to Form T-1 filed in connection with Registration Statement No. 333-41329, which is incorporated by reference).

     Exhibit 3. Authorization of the Trustee to Exercise Corporate Trust Powers
                (contained in Exhibit 2).

     Exhibit 4. Existing By-Laws of the Trustee (see Exhibit 4 to Form T-1 filed in connection with Form 8K of the Southern California Water Company filing, dated December 7, 2001 (Commission File
                No. 000-01121), which is incorporated by reference).

     Exhibit 5. Not Applicable

     Exhibit 6. The consent of the Trustee required by Section 321 (b) of the
                Act.

     Exhibit 7. A copy of the latest report of condition of the Trustee, published pursuant to law or the requirements of its supervising or examining authority.

     Exhibit 8. Not Applicable

     Exhibit 9. Not Applicable


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                                    SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939 the Trustee, J. P. Morgan Trust Company, National Association, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York, and State of New York, on the 18th day of December, 2003.

                                J. P. Morgan Trust Company, National Association


                                By: /s/ Melissa Wilman
                                    -------------------------------------------
                                    Melissa Wilman
                                    Vice President


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                              Exhibit 6 to Form T-1

                       THE CONSENT OF THE TRUSTEE REQUIRED

                          BY SECTION 321(b) OF THE ACT

December 18, 2003

Securities and Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen:

In connection with the qualification of an Indenture between American Express Credit Corporation and J. P. Morgan Trust Company, National Association, as Successor Trustee, the undersigned , in accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, hereby consents that the reports of examinations of the undersigned, made by Federal or State authorities authorized to make such examinations, may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.


Very truly yours,

J. P. Morgan Trust Company, National Association


By: /s/ Melissa Wilman
    ------------------------------

    Melissa Wilman

    Vice President


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                             Exhibit 7 to Form T-1

                J. P. Morgan Trust Company, National Association
                             Statement of Condition

                               September 30, 2003

                                                                         ($000)
                                                                        --------
Assets
   Cash and Due From Banks                                              $ 32,688
   Securities                                                            115,560
   Loans and Leases                                                       41,185
   Premises and Fixed Assets                                               9,470
   Intangible Assets                                                     158,727
   Other Assets                                                           15,568
                                                                        --------
      Total Assets                                                      $373,198
                                                                        ========

Liabilities
   Deposits                                                             $102,395
   Other Liabilities                                                      47,412
                                                                        --------
      Total Liabilities                                                  149,807

Equity Capital
   Common Stock                                                              600
   Surplus                                                               181,587
   Retained Earnings                                                      41,204
                                                                        --------
      Total Equity Capital                                               223,391
                                                                        --------
      Total Liabilities and Equity Capital                              $373,198
                                                                        ========

                J. P. Morgan Trust Company, National Association
                             Statement of Condition

                                  June 30, 2003

                                                                         ($000)
                                                                        --------
Assets
   Cash and Due From Banks                                              $ 30,669
   Securities                                                            106,073
   Loans and Leases                                                       41,488
   Premises and Fixed Assets                                               9,168
   Intangible Assets                                                     162,542
   Other Assets                                                           17,245
                                                                        --------
      Total Assets                                                      $367,185
                                                                        ========

Liabilities
   Deposits                                                             $ 97,653
   Other Liabilities                                                      47,491
                                                                        --------
      Total Liabilities                                                  145,144

Equity Capital
   Common Stock                                                              600
   Surplus                                                               181,587
   Retained Earnings                                                      39,854
                                                                        --------
      Total Equity Capital                                               222,041
                                                                        --------
      Total Liabilities and Equity Capital                              $367,185
                                                                        ========

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